Exhibit 2.1

CERTIFICATE OF OWNERSHIP AND MERGER

ICC Holdings Corp., an Oklahoma corporation ("ICC Oklahoma") and Innovative Coatings Corporation, a Georgia corporation ("ICC Georgia"), DO HEREBY CERTIFY:

FIRST: That ICC Georgia is the owner and holder of all of the issued and outstanding common stock of ICC Oklahoma;

SECOND: That on August 8, 2003, the following resolutions were approved by the Board of Directors of ICC Georgia pursuant to O.C.G.A. Section 14-2-1104, and by the Board of Directors of ICC Oklahoma pursuant to Section 1083 of the Oklahoma General Corporation Law:

"RESOLVED, that it is in the best interests of Innovative Coatings Corporation, a Georgia corporation ("ICC Georgia"), to change its state of incorporation to the State of Oklahoma by merging within and into ICC Holdings Corp., an Oklahoma corporation ("ICC Oklahoma") and wholly-owned subsidiary of ICC Georgia, with each holder of common stock of ICC Georgia receiving an identical number of the same class of securities in ICC Oklahoma having the same rights, privileges and preferences as such securities currently have in ICC Georgia;

RESOLVED, that ICC Georgia shall merge with and into ICC Oklahoma (hereinafter, the "Merger"), with ICC Oklahoma being the surviving corporation in such merger, with ICC Oklahoma assuming all of ICC Georgia's debts, liabilities and obligations, and with the effective date of said Merger being the later of the date of filing of a Certificate of Ownership and Merger with the State of Oklahoma pursuant to Section 1083 of the Oklahoma General Corporation Law and a Certificate of Merger with the State of Georgia pursuant to O.C.G.A. Section 14-2-1105, or August 11, 2003;

RESOLVED, that as of the close of business on the effective date of the Merger, a) each share of common stock of ICC Georgia shall be convertible into one share of common stock of ICC Oklahoma, and b) each option, warrant or other instrument convertible or exchangeable into shares of common stock of ICC Georgia shall become automatically convertible into an equivalent number shares of common stock of ICC Oklahoma on the effective date of the Merger;

RESOLVED, that after the effective date of the Merger, all of the outstanding certificates which immediately prior thereto represented shares of stock of ICC Georgia shall be deemed for all purposes to evidence ownership of and to represent the shares of ICC Oklahoma, as the case may be, into which the shares of stock of ICC Georgia represented by such certificates have been converted as herein provided and shall be so registered on the books and records of ICC Oklahoma and its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to ICC Oklahoma or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of stock of ICC Oklahoma, as the case may be, evidenced by such outstanding certificate, as above provided;"

THIRD: That the above-described merger was approved by the Board of Directors of ICC Oklahoma in accordance with the provisions of Section 1083 of the General Corporation Law of the State of Oklahoma, shareholder approval not being required thereunder.

FOURTH: That the above-described merger was adopted, approved, certified, executed and acknowledged by ICC Georgia (parent corporation) in accordance with the provisions of O.C.G.A. Section 14-2-1104.

FIFTH: That the capital of ICC Oklahoma shall not be reduced under or by reason of the merger described above.

IN WITNESS WHEREOF, ICC Holdings Corp. and Innovative Coatings Corporation have caused this Certificate of Ownership and Merger to be signed by an authorized officer of each this 8th day of August, 2003.
Innovative Coatings Corporation, a Georgia corporation By: /s/ Jerry Phillips Name: Jerry Phillips Title: Chief Executive Officer	ICC Holdings Corp., an Oklahoma corporation By: /s/ Jerry Phillips Name: Jerry Phillips Title: Chief Executive Officer